TERMS SUPPLEMENT NO. 4 dated October 6, 2008	Filed pursuant to Rule 433

To Prospectus Supplement and Prospectus dated February 5, 2007	Registration Statement No. 333-140456
Product Supplement No. 3 dated January 25, 2008
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program
EKSPORTFINANS ASA
Two PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM

STRUCTURED INVESTMENTS
Opportunities in Equities

PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance. The leverage typically applies only for a certain range of price performance. In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return. At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset at maturity.

This terms supplement offers two separate PLUS, each relating to a different underlying index. Each offering provides exposure to a single underlying index. The performance of each offering will depend only on the performance of the single underlying index to which it relates and not on the performance of any other index or offering. Investors may participate in any or all of the note offerings. This terms supplement does not, however, allow investors to purchase a note linked to a basket of some or all of the underlying indices described below.

BASIC TERMS FOR EACH PLUS

Issuer:	Eksportfinans ASA

Agent:	Morgan Stanley & Co. Incorporated

Maturity date:	November 30, 2009

Payment at maturity:	■ If final index value is greater than initial index value, $10.00 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
■ If final index value is less than or equal to initial index value, $10.00 x (final index value / initial index value) This amount will be less than or equal to the stated principal amount of $10.00.

Leveraged upside payment:	$10.00 x leverage factor x index percentage increase

Index percentage increase:	(final index value − initial index value) / initial index value

Initial index value:	The index closing value of the underlying index on the trade date

Final index value:	The index closing value of the underlying index on the valuation date, subject to adjustment for certain market disruption events.

Stated principal amount:	$10.00

Issue price:	$10.00 (see “Syndicate Information” below)

Trade date:	October [ ● ] 2008

Original issue date:	October [ ● ], 2008 (5 business days after the trade date)

Listing:	The PLUS will not be listed on any securities exchange.

SPECIFIC TERMS FOR EACH PLUS

Underlying index:	PHLX Oil Service SectorSM Index (OSX)	S&P500® Index (SPX)

Initial index value:	[ ● ]	[ ● ]

Valuation date:	November 25, 2009	November 25, 2009

Leverage factor:	300%	300%

Maximum payment at maturity:	$13.40 to $13.60 (134% – 136% of the stated principal amount)	$11.70 to $11.90 (117% – 119% of the stated principal amount)

CUSIP:	282649888	282649870

	Per OSX	Total	Per SPX	Total

Price to public:(1)	$10.00	$[ ● ]	$10.00	$[ ● ]

Agent’s commissions:(1)(2)	$0.15	$[ ● ]	$0.15	$[ ● ]

Proceeds to company:	$9.85	$[ ● ]	$9.85	$[ ● ]

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.95 per PLUS. Please see “Syndicate Information” on page TS-6 for further details.

(2)	For additional information, see “Supplemental Plan of Distribution” in the Product Supplement No. 3.

“Performance Leveraged Upside Securities” and “PLUS” are the service marks of Morgan Stanley

YOU SHOULD READ THIS TERMS SUPPLEMENT TOGETHER WITH THE ACCOMPANYING PRODUCT SUPPLEMENT NO. 3, THE PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Product Supplement No. 3 dated January 25, 2008	Prospectus Supplement and Prospectus dated February 5, 2007.

MORGAN STANLEY

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and other documents relating to these offerings the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837

Two PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities

The PLUS can be used:

■	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of price performance of the underlying index.
■	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.
■	To achieve similar levels of exposure to the underlying index as a direct investment while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying index.

	OSX	SPX
Maturity:	13 Months	13 Months

Leverage factor:	300%	300%

Maximum payment at maturity:	$13.40 to $13.60 (134.00% – 136.00% of the stated principal amount)	$11.70 to $11.90 (117.00% – 119.00% of the stated principal amount)

Principal protection:	None	None

Key Investment Rationale

Investors can use the PLUS to enhance returns up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the underlying index.

Leverage Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of price performance.

Upside Scenario	The underlying index increases in value and, at maturity, the PLUS redeem for the maximum payment at maturity.

Downside Scenario	The underlying index declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportional to the decline.

Summary of Selected Key Risks (see “Risk Factors” below)

■	No guaranteed return of principal.
■	No interest payments.
■	Appreciation potential is limited by the maximum payment at maturity.
■	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.
■	The market price of the PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the underlying index.
■	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.
■	Credit risk to Eksportfinans ASA.

Two PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Overview of Each Underlying Index

 PHLX Oil Sector Index

The PHLX Oil Service Sectorsm Index (the PHLX Oil Index) was developed by the Philadelphia Stock Exchange, Inc. (the PHLX) and is calculated, maintained and published by PHLX. The PHLX Oil Index is a price-weighted index composed of fifteen companies that provide oil drilling and production services, oil field equipment, support services and geophysical/reservoir services. The PHLX Oil Index is calculated by adding the prices of the component stocks and dividing by the base market divisor, without any regard to capitalization.

Information as of market close on October 2, 2008
Bloomberg Ticker Symbol:	OSX
Current Index Level:	202.77
52 Weeks Ago:	297.80
52 Week High (on 06/23/2008):	359.51
52 Week Low (on 10/02/2008):	202.73

 S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on October 2, 2008
Bloomberg Ticker Symbol:	SPX
Current Index Level:	1114.28
52 Weeks Ago:	1546.63
52 Week High (on 10/09/2007):	1565.15
52 Week Low (on 09/29/2008):	1106.39

Historical Performance of Each Underlying Index

The following graphs show the weekly closing values of each underlying index during the period from January 3, 2003 to September 26, 2008.

Two PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Fact Sheet

This terms supplement offers two separate PLUS, each relating to a different underlying index. Each PLUS provides exposure to a single underlying index. You may choose to invest in one or more of the PLUS described below. The performance of each PLUS will not depend on the performance of any other PLUS or index. Investors may participate in any or all of the PLUS offerings. This terms supplement does not, however, allow investors to purchase a note linked to a basket of some or all of the underlying indices described below.

The PLUS offered are senior unsecured obligations of Eksportfinans ASA, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in product supplement no. 3, as supplemented by this terms supplement. At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing value of the underlying index at maturity. The PLUS are senior notes issued as part of Eksportfinans ASA’s U.S. Medium-Term Notes Program.

Expected Key Dates
Trade date:	Original issue date:	Maturity date:
October [ ● ], 2008	October [ ● ], 2008 (5 business days after the trade date)	November 30, 2009, subject to postponement due to a market disruption event

Key Terms Applicable to Each PLUS
Issuer:	Eksportfinans ASA
Issue price:	$10.00 per PLUS (See “Syndicate Information” on TS-5.)
Stated principal amount:	$10.00 per PLUS
Denominations:	$10.00 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:	■ If final index value is greater than initial index value, $10.00 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
■ If final index value is less than or equal to initial index value, $10.00 × index performance factor This amount will be less than or equal to the stated principal amount of $10.00.
Leveraged upside payment:	$10.00 × leverage factor × index percent increase
Index percent increase:	(final index value − initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the trade date.
Final index value:	The index closing value of the underlying index on the valuation date, as reported under the Bloomberg ticker symbol or, in each case, any successor symbol, set forth in the table below.
Index performance factor:	(final index value / initial index value)
Postponement of maturity date:	For each PLUS, if the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of that PLUS will be postponed until the second scheduled index business day following that valuation date as postponed.
Risk factors:	Please see “Risk Factors” below.

Two PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Specific Terms for Each PLUS
Underlying index:	PHLX Oil Service SectorSM Index (OSX)	S&P 500® Index (SPX)
Bloomberg ticker symbol:	OSX	SPX
Initial index value:	[ ● ]	[ ● ]
Valuation date:	November 25, 2009	November 25, 2009
Leverage factor:	300%	300%
Maximum payment at maturity:	$13.40 to $13.60 (134.00% – 136.00%)	$11.70 to $11.90 (117.00% – 119.00%)
CUSIP:	282649888	282649870
Underlying index publisher:	Philadelphia Stock Exchange, Inc.	Standard & Poor’s Corporation

Two PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
Minimum ticketing size:	100 PLUS
Tax considerations:	Although the issuer believes each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.
Assuming this characterization of the PLUS is respected, and subject to the discussion under “Taxation in the United States” in the accompanying product supplement no. 3, the following U.S. federal income tax consequences should result.
• A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.

•       Upon sale, exchange, or settlement of the PLUS at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS. Such gain or loss should generally be long-term capital gain or loss if the investor has held the PLUS for more than one year.

On December 7, 2007, the Treasury Department and IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments (such as the PLUS). The notice focuses in particular on whether to require holders of such instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which they are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly on a retroactive basis.
Please read the discussion under “Risk Factors — Structure Specific Risk Factors” in this terms supplement and the discussion under “Taxation in the United States” in the accompanying product supplement no. 3 and consult your own tax advisers concerning the U.S. federal income tax consequences of investing in the PLUS.
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. Incorporated
Use of proceeds and hedging:
The net proceeds from the sale of the PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the payment at maturity of the PLUS.
The hedging activity discussed above may adversely affect the market value of the PLUS from time to time and the payment at maturity you will receive on the PLUS at maturity. See “Risk Factors — Hedging transactions may affect the return on the PLUS” for a discussion of these adverse effects.

Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the PLUS	Selling concession	Principal amount of the PLUS for any single investor
$10.00	$0.15	<$999K
$9.975	$0.125	$1MM – $2.99MM
$9.9625	$0.1125	$3MM – $4.99MM
$9.95	$0.10	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This terms supplement represents a summary of the terms and conditions of two separate PLUS. We encourage you to read the accompanying product supplement no. 3, the prospectus supplement and prospectus, which can be accessed via the hyperlinks on the front page of this document.

Two PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram
The hypothetical payoff diagram below illustrates the payment at maturity on a PLUS.

The diagram below is based on the following terms:

Stated principal amount:	$10.00

Leverage factor:	300%

Hypothetical Maximum payment at maturity:	$12.00 (120% of the stated principal amount)

The following payoff diagram is provided for illustrative purposes only and does not reflect the actual terms of either PLUS. Actual terms will vary for each PLUS.

Hypothetical Payoff Diagram

How it works

■	If the final index value is greater than the initial index value, then investors receive the $10.00 stated principal amount plus 300% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of 106.667% of the initial index value.

■	If the underlying index appreciates 5%, the investor would receive a 15% return, or $11.50.
■	If the underlying index appreciates 25%, the investor would receive the hypothetical maximum payment at maturity of 120% of the stated principal amount, or $12.00.

■	If the final index value is less than or equal to the initial index value, the investor would receive an amount less than or equal to the $10.00 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the underlying index.

■	If the underlying index depreciates 10%, the investor would lose 10% of their principal and receive only $9 at maturity, or 90% of the stated principal amount.

Two PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10.00 stated principal amount of PLUS that they hold an amount in cash based upon the value of the underlying index, determined as follows:

If the final index value of the underlying index is greater than the initial index value of the underlying index, investors will receive for each $10.00 stated principal amount of PLUS that they hold a payment at maturity equal to:

$10.00 + Leveraged Upside Payment:

subject to the maximum payment at maturity for each PLUS,

Leveraged Upside Payment

Principal	Principal	Leverage Factor	Index Percent Increase

$10.00	+	[	$10.00	×	300.00%	×	{	final index value − initial index value initial index value	} ]

If the final index value of the underlying index is less than or equal to the initial index value of the underlying index, investors will receive for each $10.00 stated principal amount of PLUS that they hold a payment at maturity equal to:
$10.00 X Index Performance Factor

Principal		Index Performance Factor
$10.00	×	final index value initial index value

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.00.

Two PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in each PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-18 of product supplement no. 3. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

Structure Specific Risk Factors

■	PLUS do not pay interest nor guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final index value is less than the initial index value the payout at maturity for that PLUS will be an amount in cash that is less than the $10.00 stated principal amount of that PLUS by an amount proportionate to the decrease in the value of the underlying index.

■	Appreciation potential is limited. The appreciation potential of a PLUS is limited by the maximum payment at maturity as specified on the cover of this terms supplement. Although the leverage factor provides enhanced exposure to any increase in the value of the underlying index at maturity, because the payment at maturity will be limited, the percentage exposure provided by the leverage factor is progressively reduced as the final index value, as a percentage of the initial index level, surpasses approximately (i) 11.33% to 12.00%, in the case of the OSX PLUS or (ii) 5.67% to 6.33%, in the case of the SPX PLUS.

■	Market price influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which the Agent may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

■	Not equivalent to investing in the underlying index. Investing in any PLUS is not equivalent to investing in the respective underlying index or its component stocks. Investors in any of these PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the respective underlying index.

■	Adjustments to an underlying index could adversely affect the value of the PLUS on that index. An underlying index publisher may discontinue or suspend calculation or publication of an underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index for that PLUS that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

■	Past performance of an underlying index is no guide to future performance. The actual performance of an underlying index over the life of the offered PLUS, as well as the amount payable at maturity, may bear little relation to the historical levels of the underlying index or to the hypothetical return examples set forth elsewhere in this terms supplement. We cannot predict the future performance of an underlying index.

■	The return on your PLUS will not reflect any dividends paid on the stocks of the respective underlying index. The underlying index publisher calculates the level of the respective underlying index by reference to the prices of the common stocks included in the Index, without taking account of the value of dividends paid on those stocks. As a result, the return on your PLUS will not reflect the return you would realize if you actually owned the stocks included in the index and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the index stocks by the index stock issuers. See “Not equivalent to investing in the underlying index” above for additional information.

■	There is no affiliation between the index stock issuers, the underlying index publishers and us, and we are not responsible for any disclosure by the index stock issuers. We are not affiliated with the issuers of the stocks of the respective underlying indices or the underlying index publishers. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of any publicly available information about the index stock issuers. You, as an investor in your PLUS, should make your own investigation into the respective index publisher, the index stock and the index stock issuers to the extent required, in your judgment, to allow you to make an informed decision with respect to your investment in the PLUS. See “Underlying Index Overview” above for certain information about the respective underlying indices.

Neither the underlying index publishers nor the index stock issuers are involved in this offering of your PLUS in any way and none of them have any obligation of any sort with respect to your PLUS. Thus, neither the underlying index publishers nor the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your PLUS.

■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley & Co. Incorporated is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid

Two PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley & Co. Incorporated, as a result of dealer discounts, mark-ups or other transaction costs.

■	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Fact Sheet — General Information — Tax Considerations” in this terms supplement and the discussion under “Taxation in the United States” in the accompanying product supplement no. 3 (together, the Tax Disclosure Sections) concerning the U.S. federal income tax consequences of investing in the PLUS. If the Internal Revenue Service (the IRS) were successful in asserting an alternative characterization or treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a comparable yield determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this terms supplement and the accompanying prospectus supplement. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments (such as the PLUS). The notice focuses in particular on whether to require holders of such instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which they are linked; the degree, if any, to which any income (including any mandated accruals) recognized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly on a retroactive basis. Both U.S. and non-U.S. investors considering an investment in the PLUS should consult their tax advisers regarding the notice and its potential implications for an investment in the PLUS.

Other Risk Factors

■	The PLUS will not be listed and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. Even if there is a secondary market, it may not provide sufficient liquidity. The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

■	Potential adverse economic interest of the calculation agent. The hedging or trading activities of the issuer’s, the agent, or any of their respective affiliates on or prior to the trade date and prior to maturity could adversely affect the value of the underlying index for each PLUS and, as a result, could decrease the amount an investor may receive on a PLUS at maturity. Any of these hedging or trading activities on or prior to the trade date could potentially affect the initial index value and, therefore could increase the value at which that underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

Two PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Information about the Underlying Indices

The PHLX Oil Sector Index. The PHLX Oil Service SectorSM Index (the PHLX Oil Index) which is calculated, maintained and developed by the Philadelphia Stock Exchange, Inc. (the PHLX), is a price-weighted index composed of fifteen companies that provide oil drilling and production services, oil field equipment, support services and geophysical/reservoir services. The PHLX Oil Index is described under the heading “Underlying Indices and Underlying Index Publishers Information — PHLX Oil Service SectorSM Index” in Annex A of product supplement no. 3.

“PHLX Oil Service SectorSM Index” and “OSXSM” are service marks of the PHLX, and will be licensed by Eksportfinans. See “Underlying Indices and Underlying Index Publishers Information — PHLX Oil Service SectorSM Index” in product supplement no. 3.

The S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The S&P 500® Index is described under the heading “Underlying Indices and Underlying Index Publishers Information — S&P 500® Index” in Annex A of product supplement no. 3.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and will be licensed by Eksportfinans. See “Underlying Indices and Underlying Index Publishers Information — S&P 500® Index” in product supplement no. 3.

Two PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of each underlying index for each quarter in the period from January 1, 2003 through October 2, 2008. The closing values on October 2, 2008 were, in the case of the PHLX Oil Sector Index, 202.77, and in the case of the S&P 500® Index, 1114.28. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the underlying indices should not be taken as an indication of future performance, and no assurance can be given as to the level of the each underlying index on the valuation date. The payment of dividends on the stocks that constitute each underlying index are not reflected in its level and, therefore, have no effect on the calculation of the payment at maturity for any PLUS

PHLX Oil Sector Index	High	Low	Period End

2003
First Quarter	90.70	78.46	84.40
Second Quarter	101.82	82.70	91.59
Third Quarter	92.76	83.07	87.67
Fourth Quarter	95.38	82.39	93.95
2004
First Quarter	110.63	92.50	103.51
Second Quarter	109.33	95.84	107.54
Third Quarter	121.93	101.76	120.79
Fourth Quarter	127.02	113.45	123.94
2005
First Quarter	145.26	118.26	139.31
Second Quarter	149.12	124.96	146.15
Third Quarter	178.64	146.51	175.93
Fourth Quarter	190.92	153.45	182.14
2006
First Quarter	223.54	189.35	208.35
Second Quarter	235.34	185.81	210.38
Third Quarter	213.40	175.79	186.10
Fourth Quarter	215.69	173.36	199.90
2007
First Quarter	217.31	180.30	214.63
Second Quarter	271.58	218.82	263.48
Third Quarter	3.77	243.03	295.08
Fourth Quarter	310.76	271.30	301.61
2008
First Quarter	312.20	248.85	281.28
Second Quarter	359.61	286.42	354.15
Third Quarter	356.76	224.59	236.42
Fourth Quarter (through October 2, 2008)	226.10	202.77	202.77

Two PLUS Each Based on the Value of a Different Underlying Index
Issued by EKSPORTFINANS ASA
Performance Leveraged Upside SecuritiesSM

S&P 500® Index	High	Low	Period End

2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter (through October 2, 2008)	1,161.06	1,114.28	1,114.28